EXHIBIT 99.1

Psychemedics Corporation Reports Fourth Quarter and Full Year 2022 Financial Results and Declares Quarterly Cash Dividend

ACTON, Mass., March 21, 2023 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), the world’s largest provider of hair testing for drugs of abuse, announced today fourth quarter and full year financial results for the period ended December 31, 2022. The Company also announced a quarterly cash dividend of $0.07 per share payable to shareholders of record as of March 31,2023, to be paid on April 10,2023.

The Company's revenue for the year ended December 31, 2022, was $25.2 million versus $24.9 million for the year ended December 31, 2021, an increase of 1%. Net loss for the year ended December 31, 2022, was $1.1 million or ($0.19) per diluted share, versus net loss of $0.7 million or ($0.12) per diluted share, for the comparable period last year. The Company’s revenue for the quarter ended December 31, 2022, was $5.7 million versus $6.4 million for the quarter ended December 31, 2021, a decrease of 11%. Net loss for the quarter ended December 31, 2022, was $0.7 million or ($0.12) per diluted share, versus net loss of $1.6 million or ($0.29) per diluted share, for the comparable period last year. The Company most recently declared a dividend on November 9, 2022, which was paid on December 16, 2022.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

“2022 proved to be another challenging year due to the negative impact of major economic forces. The labor shortage continued and remains unprecedented in its severity and duration, having an adverse impact on our clients. In addition, inflationary pressures also continued throughout the year. Despite these challenges, total revenue showed a 1% increase compared to 2021 with domestic revenues up 4%. The increase is primarily due to the ongoing strength from our Oil & Gas, Transportation and School market segments. These labor shortage and inflation challenges became progressively worse throughout the year. To combat these challenges, we implemented a price increase and cost reduction programs in September.

“Our earnings performance compared to 2021 was significantly better than reported results would indicate. In 2021, we had the benefit from the Employee Retention Credit (ERC) during the first three quarters, which amounted to $2.6 million in total. This made year-over-year comparisons in 2022 more difficult. While 2022 gross profit of $9.3 million showed a decline from $10.3 million reported in 2021, gross profit from last year had the benefit of the ERC which amounted to $1.8 million. Excluding the ERC last year, gross profit increased by $0.8 million or 9%. Operating expenses for 2022 increased from 2021 by $0.3 million; however, excluding the ERC of $0.8 million, operating expenses in 2022 actually decreased by $0.5 million or 4%. The operating loss in 2022 was, therefore, reduced by more than 50% to $1.1 million vs. $2.4 million in 2021, excluding ERC.

“We believe that in 2023 we must still contend with the two major challenges of severe labor shortage and high inflation. Nonetheless, we believe that continued resilience of our domestic business, as well as the revenue and cost initiatives recently undertaken, position us well to meet the challenges ahead in a positive manner.

“Our balance sheet remains strong with $4.8 million of cash on hand ($4.3 million of working capital) at year end. The total equipment financing outstanding was $0.6 million as of December 31, 2022, compared to a total amount borrowed of $12.2 million reflecting repayments of $11.6 million since May 2014.

“The Board has declared a cash dividend of $0.07 per share. Our disciplined approach and strong cash flow are essential to our priorities in delivering value to our shareholders. This dividend, our fourth consecutive quarterly cash dividend, is a reflection of the Board’s confidence in our Company and its commitment to reward shareholders for their ownership. We will continue to evaluate the dividend as we move forward.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, receivables collection dates, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, customer anticipated testing volume following the COVID-19 pandemic, and strategic alternatives, may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, the timing, scope and effectiveness of further governmental, regulatory, fiscal monetary and public health responses to the COVID-19 pandemic, audit risk in connection with compliance by the Company with repayment forgiveness requirements under the PPP, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, including acceptance by the court of our wage/break settlement arrangement, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above, plus current and anticipated cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

William Norris
Controller
(978) 206-8220
WilliamN@psychemedics.com

Psychemedics Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Revenues	$5,703	$6,436	$25,240	$24,909
Cost of revenues	3,458	4,251	15,949	14,645
Gross profit	2,245	2,185	9,291	10,264

Operating Expenses:
General & administrative	1,497	1,988	5,857	6,126
Marketing & selling	781	849	3,191	2,799
Research & development	323	313	1,326	1,130
Total Operating Expenses	2,601	3,150	10,374	10,055

Operating (loss) income	(356)	(965)	(1,083)	209
Other (expense) income	(6)	(1,092)	43	(1,030)
Net loss before provision for (benefit from) income taxes	(362)	(2,057)	(1,040)	(821)

Provision for (benefit from) income taxes	326	(436)	44	(156)

Net loss	$(688)	$(1,621)	$(1,084)	$(665)

Diluted net loss per share	$(0.12)	$(0.29)	$(0.19)	$(0.12)

Dividends declared per share	$0.07	$0.05	$0.21	$0.05

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	December 31,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash	$4,750	$1,992
Accounts receivable, net of allowance for doubtful accounts	3,739	4,116
Prepaid expenses and other current assets	1,136	1,499
Income tax receivable	339	2,678
Total Current Assets	9,964	10,285

Fixed assets, net of accumulated amortization and depreciation	4,573	6,691
Other assets	823	864
Net deferred tax assets	691	160
Operating lease right-of-use assets	2,681	3,552
Total Assets	$18,732	$21,552

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$448	$994
Accrued expenses	3,939	3,188
Current portion of long-term debt	294	664
Current portion of operating lease liabilities	1,037	984
Total Current Liabilities	5,718	5,830

Long-term debt	305	599
Long-term portion of operating lease liabilities	1,938	2,880
Total Liabilities	7,961	9,309

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized 6,349 shares and 6,257 shares issued at December 31, 2022 and 2021, respectively, 5,681 shares outstanding and 5,589 shares outstanding at December 31, 2022 and 2021, respectively	32	31
Additional paid-in capital	34,275	33,478
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(11,820)	(9,550)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders' Equity	10,771	12,243

Total Liabilities and Shareholders' Equity	$18,732	$21,552